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                                                                      EXHIBIT 99

             COMPTRONIX CORPORATION ANNOUNCES DEFINITIVE AGREEMENT
                  FOR SALE OF SUBSTANTIALLY ALL OF ITS ASSETS

BRENTWOOD, Tenn. (September 20, 1996) - Comptronix Corporation (OTC Bulletin Board:CMPX) today announced today that it has signed a definitive agreement with Sanmina Corporation pursuant to which Sanmina will acquire substantially all of the assets of Comptronix Corporation. The estimated purchase price range for the assets, which is based on a formula in the definitive agreement, is $20 million to $22 million, payable in cash. Consummation of the acquisition is subject to a number of conditions, including the completion of due diligence by Sanmina, the approval of the Bankruptcy Court that has jurisdiction in Comptronix's Chapter 11 case and expiration of the applicable waiting period under the Hart-Scott-Rodino Act.

         Based on the estimated purchase price, Comptronix expects that its secured creditors will be fully repaid and that its unsecured creditors will receive approximately 10 cents on the dollar for claims such as unsecured debt (including the Company's convertible debt) and trade payables. Because Comptronix's unsecured creditors will not be fully repaid, applicable bankruptcy rules prevent holders of Comptronix's preferred stock or common stock from receiving any value.

         E. Townes Duncan, Chairman and Chief Executive Officer of Comptronix said, "We believe that the best way to preserve the value of Comptronix's business is a sale of the Company. Sanmina is a strong, financially sound company with the wherewithal to consummate this acquisition on a timely basis and continue the operations of Comptronix's facilities. Given the uncertainties associated with operating a business in bankruptcy, we believe that this transaction will preserve the value of the business and maintain the confidence of the Comptronix's customers, employees and suppliers."

         Mr. Duncan continued, "While we regret that our unsecured creditors will not be fully repaid and equity holders will not receive any value in a plan of reorganization, we nevertheless believe that the sale of the Company represents our only viable alternative. We believe that it was important to take this action promptly before any further diminution in value of the Company's assets and business."

         Comptronix expects to file a motion promptly with the Bankruptcy Court for consideration of the proposed transaction. Comptronix will also seek approval of provisions in the definitive agreement relating to a breakup fee and overbid requirement. In general, those provisions provide that Comptronix will pay Sanmina a breakup fee of $250,000 if Comptronix consummates a transaction with a third party or completes a stand-alone plan of reorganization. The overbid requirement provides that if Comptronix accepts an offer from a third party, then that offer must be at least $500,000 higher than Comptronix's reasonable estimate of the aggregate purchase price in the Sanmina transaction.

         Comptronix Corporation provides contract manufacturing services to original equipment manufacturers in the electronics industry at its ISO 9002 registered facilities in Guntersville, Alabama, and at its Empalme, Sonora, Mexico, facility. It specializes in assembling printed circuit boards and system level "Box Build" products, as well as providing engineering, order fulfillment and other services, for customers requiring strict quality control and prompt, responsive service.